Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Mothers Work, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-59309, 333-90108, 333-12321, 333-27611 and 333-90110) on Form S-3 and registration statements (Nos. 33-64580, 33-89726, 333-2404, 333-3480, 333-59529, 333-57766 and 333-112158) on Form S-8 of Mothers Work, Inc. of our reports dated November 17, 2004, with respect to the consolidated balance sheets of Mothers Work, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2004, and the related financial statement schedule, which reports appear in the September 30, 2004 Annual Report on Form 10-K of Mothers Work, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 14, 2004